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                                                                      EXHIBIT 23

                         Consent of Independent Auditors

The Board of Directors
Trigon Healthcare, Inc.:

We consent to incorporation by reference in the registration statement (No. 333-22463) on Form S-8 of Trigon Healthcare, Inc. of our report dated June 21, 2002, relating to the statements of net assets available for benefits of the Employees' Thrift Plan of Trigon Insurance Company as of December 31, 2001 and 2000, and the related statements of changes in net assets available for benefits for the years then ended, which report is included in this annual report on Form 11-K.

/s/ KPMG LLP

Richmond, Virginia
June 26, 2002